Exhibit 99.1

BIO-TECHNE RELEASES FOURTH QUARTER FISCAL 2023 RESULTS

Minneapolis/August 8, 2023/ Bio-Techne Corporation (NASDAQ: TECH) today reported its financial results for the fourth quarter ended June 30, 2023.

Fourth Quarter FY2023 Highlights

●Fourth quarter organic revenue increased by 5% (5% reported) to $301.3 million. Full year organic revenue increased 5% (3% reported) to $1.1 billion.

●GAAP earnings per share1) (EPS) was $0.47 versus $0.38 one year ago. Delivered adjusted EPS1) of $0.55 compared to $0.51 one year ago. Full year GAAP EPS was $1.76 versus $1.66 one year ago. Full year adjusted EPS was $1.99 versus $1.97 one year ago.

●Strong commercial execution in Diagnostics and Genomics led to 10% organic segment growth (10% reported) in the fourth quarter and 8% organic segment growth (6% reported) for fiscal year 2023.

●Our ExoDx prostate test and GMP proteins strategic growth platforms continued to deliver record performance with fourth quarter revenue growth of 68% and 58% and fiscal year 2023 revenue growth of 92% and 30%, respectively.

●Enhanced Bio-Techne’s leading spatial biology franchise with the acquisition of Lunaphore whose fully automated, high-throughput COMET™ instrument enables the identification of spatial biomarkers in tumors and other tissues at single-cell and subcellular resolution.

1)On November 29, 2022, the company executed a four-for-one split of Bio-Techne’s common stock in the form of a stock dividend to all shareholders of record on November 14, 2022. All references made to share or per share amounts in this press release have been retroactively adjusted to reflect the effects of the stock split.

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). Adjusted diluted EPS, adjusted net earnings, adjusted gross margin, adjusted operating income, adjusted tax rate, organic growth, adjusted operating margin, earnings before interest, taxes, depreciation, and amortization (EBITDA), and adjusted EBITDA are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of non-GAAP Adjusted Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures is included in this press release.

"We finished fiscal 2023 largely in-line with our expectations, as the Bio-Techne team continued to successfully grow on top of high year-over-year comparisons and navigate dynamic end market conditions that included a lower biotech funding environment and soft macro-economic conditions in China,” said Chuck Kummeth, President and Chief Executive Officer of Bio-Techne. “We delivered these results with a continued focus on operational efficiencies, leading to an adjusted operating margin of 37.1%.”

Kummeth continued, "We finalized the acquisition of Lunaphore, which closed on July 7, adding the fully automated, high throughput COMET™  instrument to our portfolio of spatial biology solutions. The combination of Lunaphore and Bio-Techne will enable the first fully automated spatial multiomic solution capable of same-slide detection of protein and RNA biomarkers. This novel solution positions Bio-Techne to further its leadership position in the nascent and high growth spatial biology market.”

Kummeth concluded, “In fiscal 2023, we demonstrated the strength of our portfolio to grow in even the most challenging of times, which this year included very high comps from the prior year, lower biotech funding, customer de-stocking, and unprecedented China economic malaise… all largely due to the “COVID hangover”.  Our differentiated platforms in Cell & Gene Therapy, Liquid Biopsy, Spatial Biology, and Analytical Instruments finished the year with double-digit growth and it will be these platforms that carry our company back to overall double-digit growth as the markets normalize.”

Fourth Quarter Fiscal 2023

Revenue

Net sales for the fourth quarter increased 5% to $301.3 million. Organic growth was 5% compared to the prior year with foreign currency exchange and acquisitions having an immaterial impact.

GAAP Earnings Results

GAAP EPS was $0.47 per diluted share, versus $0.38 in the same quarter last year. GAAP operating income for the fourth quarter of fiscal 2023 increased 17% to $94.5 million, compared to $80.6 million in the fourth quarter of fiscal 2022. GAAP operating margin was 31.4%, compared to 28.0% in the fourth quarter of fiscal 2022. Current year GAAP operating margin was favorably impacted by changes in the fair value of performance-based stock compensation awards.

Non-GAAP Earnings Results

Adjusted EPS increased to $0.55 per diluted share compared to $0.51 in the same quarter last year. Adjusted operating income for the fourth quarter of fiscal 2023 increased 5% compared to the fourth quarter of fiscal 2022. Adjusted operating income growth was driven by organic revenue growth. Adjusted operating margin was 37.1%, compared to 37.4% in the fourth quarter of fiscal 2022. Adjusted operating margin decreased from the prior year primarily due to the acquisition of Namocell this year.

Full Year Fiscal 2023

Revenue

Net sales for the full year fiscal 2023 increased 3% to $1,136.7 million. Organic growth was 5% with foreign currency exchange having an unfavorable impact of 2% and acquisitions having an immaterial impact.

GAAP Earnings Results

GAAP EPS was $1.76 per diluted share compared to $1.66 last fiscal year. Current year GAAP EPS was favorably impacted by gains on the sale of our ChemoCentryx investment and our investment in Eminence. GAAP operating income for full year fiscal 2023 increased 1% to $298.9 million, compared with $296.6 million in the full year fiscal 2022. GAAP operating margin was 26.3%, compared to 26.8% in the full year fiscal 2022. GAAP operating margin was unfavorably impacted by foreign currency exchange and strategic growth investments including the Namocell acquisition.

Non-GAAP Earnings Results

Adjusted EPS increased to $1.99 per diluted share compared to $1.97 last year. Adjusted operating margin for full fiscal year 2023 decreased to 36.1%, compared with 38.3% in full year fiscal 2022. Adjusted operating margin compared to the prior year was unfavorably impacted by foreign currency exchange and strategic growth investments including the Namocell acquisition.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the Company’s business segments, as highlighted below.

Protein Sciences Segment

The Company’s Protein Sciences segment is one of the world’s leading suppliers of specialized proteins such as cytokines and growth factors, immunoassays, antibodies and reagents, to the biotechnology and academic research communities. Additionally, the segment provides an array of platforms useful in various areas of protein analysis. Protein Sciences segment’s fourth quarter fiscal 2023 net sales were $223.0 million, an increase of 3% from $217.0 million for the fourth quarter of fiscal 2022. Organic growth for the segment was 4%, with foreign currency exchange having an unfavorable impact of 1% and acquisitions having an immaterial impact. Protein Sciences segment’s operating margin was 44.7% in the fourth quarter of fiscal 2023 compared to 44.9% in the fourth quarter of fiscal 2022. The segment’s operating margin compared to the prior year was negatively impacted by acquisitions.

Protein Sciences segment's full year fiscal 2023 net sales were $845.7 million, an increase of 2% from $832.3 million for fiscal 2022. Organic growth for the segment was 4% for the fiscal year, with foreign currency exchange having an unfavorable 2% impact on revenue and acquisitions having an immaterial impact.

Protein Sciences segment’s operating margin was 44.2% in fiscal 2023 compared to 45.4% in fiscal 2022. Segment operating margin compared to the prior year was unfavorably impacted by foreign currency exchange and strategic growth investments including the Namocell acquisition.

Diagnostics and Genomics Segment

The Company’s Diagnostics and Genomics segment provides blood chemistry and blood gas quality controls, hematology instrument controls, immunoassays and other bulk and custom reagents for the in vitro diagnostic market. The Diagnostics and Genomics segment also develops and provides spatial biology products as well as exosome-based diagnostics for various pathologies, including prostate cancer. The Diagnostics and Genomics segment’s fourth quarter fiscal 2023 net sales were $79.0 million, an increase of 10% from $71.7 million for the fourth quarter of fiscal 2022. Organic revenue for the segment increased by 10% from the prior year, with foreign exchange having an immaterial impact. The Diagnostics and Genomics segment’s operating margin was 18.5% in the fourth quarter of fiscal 2023 compared to 15.7% in the fourth quarter of fiscal 2022. The segment’s operating margin increased primarily due to volume leverage.

The Diagnostics and Genomics segment’s full year fiscal 2023 net sales were $292.6 million, an increase of 6% from $274.8 million for fiscal 2022. Organic growth for the segment was 8% with foreign currency exchange having an unfavorable impact of 2% on revenue growth. The Diagnostics and Genomics segment’s operating margin was 14.7% in fiscal 2023 compared to 17.8% in fiscal 2022. Fiscal 2023 operating margin was unfavorably impacted due to the prior year revenue related to the ExoTru kidney transplant rejection agreement as well as strategic investments to drive future revenue growth, which was partially offset by volume leverage.

Conference Call

Bio-Techne will host an earnings conference call today, August 8, 2023 at 8:00 a.m. CDT. To listen, please dial 1-877-300-8521 or 1-412-317-6026 for international callers, and reference conference ID 10180893. The earnings call can also be accessed via webcast through the following link https://investors.bio-techne.com/ir-calendar.

A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-844-512- 2921 or 1-412-317-6671 (for international callers) and referencing Conference ID 10180893. The replay will be available from 11:00 a.m. CDT on Tuesday, August 8, 2023, until 11:00 p.m. CDT on Friday, September 8, 2023.

Use of non-GAAP Adjusted Financial Measures:

This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP measures include:

•	Organic growth
•	Adjusted diluted earnings per share
•	Adjusted net earnings
•	Adjusted tax rate
•	Adjusted gross margin
•	Adjusted operating income
•	Adjusted operating margin

• Earnings before interest, taxes, depreciation, and amortization (EBITDA)

• Adjusted EBITDA

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measure of organic growth represents revenue growth excluding revenue from acquisitions within the preceding 12 months, the impact of foreign currency, as well as the impact of partially-owned consolidated subsidiaries. Excluding these measures provides more useful period-to-period comparison of revenue results as it excludes the impact of foreign currency exchange rates, which can vary significantly from period to period, and revenue from acquisitions that would not be included in the comparable prior period. Revenues from partially-owned subsidiaries consolidated in our financial statements are also excluded from our organic revenue calculation, as those revenues are not fully attributable to the Company. There was no revenue from partially-owned consolidated subsidiaries for the quarter ended June 30, 2023 due to the sale of Changzhou Eminence Biotechnology Co., Ltd. (Eminence) in the first quarter of fiscal 2023. Revenue from partially-owned consolidated subsidiaries was $2.0 million for the year ended June 30, 2023.

Our non-GAAP financial measures for adjusted gross margin, adjusted operating margin, adjusted EBITDA, and adjusted net earnings, in total and on a per share basis, exclude stock-based compensation, the costs recognized upon the sale of acquired inventory, amortization of acquisition intangibles, acquisition related expenses inclusive of the changes in fair value of contingent consideration, and other non-recurring items including non-recurring costs, goodwill and long-lived asset impairments, and gains. Stock-based compensation is excluded from non-GAAP adjusted net earnings because of the nature of this charge, specifically the varying available valuation methodologies, subjection assumptions, variety of award types, and unpredictability of amount and timing of employer related tax obligations. The Company excludes amortization of purchased intangible assets, purchase accounting adjustments, including costs recognized upon the sale of acquired inventory and acquisition-related expenses inclusive of the changes in fair value contingent consideration, and other non-recurring items including gains or losses on legal settlements, goodwill and long-lived asset impairment charges, and one-time assessments from this measure because they occur as a result of specific events, and are not reflective of our internal investments, the costs of developing, producing, supporting and selling our products, and the other ongoing costs to support our operating structure. Additionally, these amounts can vary significantly from period to period based on current activity. The Company also excludes revenue and expense attributable to partially-owned consolidated subsidiaries in the calculation of our non-GAAP financial measures as the revenues and expenses are not fully attributable to the Company.

The Company’s non-GAAP adjusted operating margin and adjusted net earnings, in total and on a per share basis, also excludes stock-based compensation expense, which is inclusive of the employer portion of payroll taxes on those stock awards, restructuring, gain and losses from investments, as they are not part of our day-to-day operating decisions (excluding our equity method investment in Wilson Wolf as it is certain to be acquired in the future) and certain adjustments to income tax expense. Additionally, gains and losses from investments that are either isolated or cannot be expected to occur again with any predictability are excluded.

Costs related to restructuring activities, including reducing overhead and consolidating facilities, are excluded because we believe they are not indicative of our normal operating costs. The Company independently calculates a non-GAAP adjusted tax rate to be applied to the identified non-GAAP adjustments considering the impact of discrete items on these adjustments and the jurisdictional mix of the adjustments. In addition, the tax impact of other discrete and non-recurring charges which impact our reported GAAP tax rate are adjusted from net earnings. We believe these tax items can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results.

Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company’s actual results: the effect of new branding and marketing initiatives, the integration of new businesses and leadership, the introduction and acceptance of new products, the funding and focus of the types of research by the Company’s customers, the impact of the growing number of producers of biotechnology research products and related price competition,  general economic conditions, customer site closures or supply chain issues resulting from the COVID-19 pandemic, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company providing innovative tools and bioactive reagents for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $1.1 billion in net sales in fiscal 2023 and has approximately 3,200 employees worldwide. For more information on Bio-Techne and its brands, please visit www.bio techne.com.

Contact:	David Clair, Vice President, Investor Relations

David.Clair@bio-techne.com

612-656-4416

BIO-TECHNE CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	QUARTER		YEAR
	ENDED		ENDED
	6/30/2023	6/30/2022	6/30/2023	6/30/2022
Net Sales	$301,320	$288,229	$1,136,702	$1,105,599
Cost of sales	96,623	87,878	366,887	349,103
Gross margin	204,697	200,351	769,815	756,496
Operating Expenses:
Selling, general and administrative	86,754	96,630	378,378	372,766
Research and development	23,418	23,148	92,493	87,140
Total Operating Expenses	110,172	119,778	470,871	459,906
Operating income	94,525	80,573	298,944	296,590
Other income (expense)	(6,209)	(1,520)	39,715	4,796
Earnings before income taxes	88,316	79,053	338,659	301,386
Income taxes	12,832	17,137	53,217	38,287
Net earnings, including noncontrolling interest	$75,484	$61,916	$285,442	$263,099
Net earnings (loss) attributable to noncontrolling interest	-	392	179	(8,952)
Net earnings attributable to Bio-Techne	$75,484	$61,524	$285,263	$272,051
Earnings per share1):
Basic	$0.48	$0.39	$1.81	$1.73
Diluted	$0.47	$0.38	$1.76	$1.66
Weighted average common shares outstanding1)
Basic	157,504	156,797	157,179	156,874
Diluted	161,920	162,815	161,855	164,114

1)Prior period share and per share amounts have been retroactively adjusted to reflect the four-for-one stock split effected in the form of a stock dividend in November 2022.

BIO-TECHNE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

(Unaudited)

	6/30/2023	6/30/2022
ASSETS
Cash and equivalents	$180,571	$172,567
Short-term available-for-sale investments	23,739	74,462
Accounts receivable, net	218,468	194,548
Inventories	171,638	141,123
Other current assets	27,066	22,856
Total current assets	621,482	605,556

Property and equipment, net	226,200	223,242
Right of use asset	98,326	65,556
Goodwill and intangible assets, net	1,407,382	1,353,623
Other assets	285,302	46,828
Total assets	$2,638,692	$2,294,805

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$77,306	$113,704
Contract liabilities	23,069	23,406
Income taxes payable	12,022	13,237
Contingent consideration payable	3,500	—
Operating lease liabilities - current	11,199	11,928
Current portion of long-term debt obligations	—	12,500
Other current liabilities	1,413	1,243
Total current liabilities	128,509	176,018

Deferred income taxes	88,982	98,994
Long-term debt obligations	350,000	243,410
Operating lease liabilities	93,766	58,133
Long-term contingent consideration payable	-	5,000
Other long-term liabilities	10,919	12,239
Stockholders' equity	1,966,516	1,701,011
Total liabilities and stockholders' equity	$2,638,692	$2,294,805

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED GROSS MARGIN PERCENTAGE

(Unaudited)

	QUARTER		YEAR
	ENDED		ENDED
	6/30/2023	6/30/2022	6/30/2023	6/30/2022
Gross margin percentage - GAAP	67.9%	69.5%	67.7%	68.4%
Identified adjustments:
Costs recognized upon sale of acquired inventory	—%	—%	0.0%	0.1%
Amortization of intangibles	3.7%	3.5%	4.0%	3.7%
Stock compensation expense - COGS	0.0%	0.1%	0.1%	0.1%
Impact of partially-owned consolidated subsidiaries1)	—%	0.1%	(0.1)%	0.2%
Gross margin percentage - Adjusted	71.6%	73.2%	71.7%	72.5%

1) Includes the quarterly results of the partially-owned consolidated subsidiary prior to the sale of this partially-owned consolidated subsidiary to a third party in the first fiscal quarter of 2023.

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED OPERATING MARGIN PERCENTAGE

(Unaudited)

	QUARTER		YEAR
	ENDED		ENDED
	6/30/2023	6/30/2022	6/30/2023	6/30/2022
Operating margin percentage - GAAP	31.4%	28.0%	26.3%	26.8%
Identified adjustments:
Costs recognized upon sale of acquired inventory	—%	—%	0.0%	0.1%
Amortization of intangibles	6.2%	6.3%	6.7%	6.5%
Acquisition related expenses and other	(0.2)%	0.1%	(0.8)%	(1.6)%
Eminence Impairment	—%	—%	—%	1.8%
Stock-based compensation, inclusive of employer taxes	(0.6)%	3.0%	3.6%	4.3%
Restructuring costs	0.3%	0.0%	0.3%	0.1%
Impact of partially-owned consolidated subsidiaries1)	—%	0.0%	0.0%	0.3%
Operating margin percentage - Adjusted	37.1%	37.4%	36.1%	38.3%

1) Includes the quarterly results of the partially-owned consolidated subsidiary prior to the sale of this partially-owned consolidated subsidiary to a third party in the first fiscal quarter of 2023. As disclosed in our use of Non-GAAP Adjusted Financial Measures, the adjusted operating margin percentages excludes partially-owned consolidated revenue and expense amounts. The excluded revenue attributable to partially-owned consolidated subsidiaries had no impact on the operating margin for the fourth quarter of fiscal 2023, and a 0.4% impact for the comparative prior period.  The excluded operating (income)/loss had no impact on the operating margin for the fourth quarter of fiscal 2023, and (0.4)% impact for the comparative prior period. The excluded revenue attributable to partially-owned consolidated subsidiaries had a 0.1% impact on the operating margin for both the full fiscal year 2023 and fiscal year 2022. The excluded operating (income)/loss had a (0.1)% impact on the operating margin for full fiscal year 2023 and 0.2% for the comparative prior period.

BIO-TECHNE CORPORATION

NON-GAAP ADJUSTED CONSOLIDATED NET EARNINGS and EARNINGS per SHARE

(In thousands, except per share data) (Unaudited)

	QUARTER		YEAR
	ENDED		ENDED
	6/30/2023	6/30/2022	6/30/2023	6/30/2022
Net earnings before taxes - GAAP	$88,316	$79,053	$338,659	$301,386
Identified adjustments attributable to Bio-Techne:
Costs recognized upon sale of acquired inventory	—	—	400	1,596
Amortization of intangibles	18,719	18,112	76,413	73,054
Amortization of Wilson Wolf intangible assets and acquired inventory	2,805	—	2,805	—
Acquisition related expenses and other	(477)	354	(9,147)	(18,694)
Eminence impairment	—	—	—	18,715
Gain on sale of partially-owned consolidated subsidiaries	—	—	(11,682)	—
Stock-based compensation, inclusive of employer taxes	(1,662)	8,671	41,217	46,401
Restructuring costs	879	—	3,829	1,640
Investment (gain) loss and other non-operating	682	359	(37,646)	(16,171)
Impact of partially-owned consolidated subsidiaries1)	—	(919)	(420)	2,675
Net earnings before taxes - Adjusted1)	$109,262	$105,630	$404,428	$410,602
Non-GAAP tax rate	19.2%	21.2%	20.5%	21.2%
Non-GAAP tax expense	$20,962	$22,358	$82,948	$87,090
Non-GAAP adjusted net earnings attributable to Bio-Techne1)	$88,300	$83,272	$321,480	$323,512
Earnings per share - diluted - Adjusted1,2)	$0.55	$0.51	$1.99	$1.97

1) Includes the results of the partially-owned consolidated subsidiary prior to the sale of this partially-owned consolidated subsidiary to a third party in the first fiscal quarter of 2023.

2) Prior period share and per share amounts have been retroactively adjusted to reflect the four-for-one stock split effected in the form of a stock dividend in November 2022.

BIO-TECHNE CORPORATION

NON-GAAP adjusted tax rate (In percentages)

(Unaudited)

	QUARTER		YEAR
	ENDED		ENDED
	6/30/2023	6/30/2022	6/30/2023	6/30/2022
GAAP effective tax rate	14.5%	21.7%	15.7%	12.7%
Discrete items	3.0	2.6	3.4	11.3
Impact of non-taxable net gain	—	—	0.7	—
Annual forecast update	2.3	(0.3)	—	—
Long-term GAAP tax rate	19.8%	24.0%	19.8%	24.0%
Rate impact items
Stock based compensation	0.5%	(2.1)%	(1.4)%	(1.9)%
Other	(1.1)	(0.7)	2.1	(0.9)
Total rate impact items	(0.6)%	(2.8)%	0.7%	(2.8)%
Non-GAAP adjusted tax rate	19.2%	21.2%	20.5%	21.2%

BIO-TECHNE CORPORATION

SEGMENT REVENUE

(In thousands)

(Unaudited)

	QUARTER		YEAR
	ENDED		ENDED
	6/30/2023	6/30/2022	6/30/2023	6/30/2022
Protein Sciences segment revenue	$223,008	$216,979	$845,747	$832,311
Diagnostics and Genomics segment revenue	79,025	71,652	292,602	274,843
lntersegment revenue	(713)	(402)	(1,647)	(1,555)
Consolidated revenue	$301,320	$288,229	$1,136,702	$1,105,599

BIO-TECHNE CORPORATION

SEGMENT OPERATING INCOME

(In thousands)

(Unaudited)

	QUARTER		YEAR
	ENDED		ENDED
	6/30/2023	6/30/2022	6/30/2023	6/30/2022
Protein Sciences segment operating income	$99,649	$97,492	$373,684	$377,623
Diagnostics and Genomics segment operating income	14,638	11,228	43,037	48,977
Segment operating income	114,287	108,720	416,721	426,600
Corporate general, selling, and administrative	(2,449)	(2,157)	(6,530)	(5,281)
Adjusted operating income	111,838	106,563	410,191	421,319
Cost recognized upon sale of acquired inventory	—	—	(400)	(1,596)
Amortization of intangibles	(18,719)	(18,112)	(76,413)	(73,054)
Acquisition related expenses and other	623	(260)	9,965	19,070
Eminence Impairment	—	—	—	(18,715)
Impact of partially-owned consolidated subsidiaries1)	—	1,053	647	(2,393)
Stock-based compensation, inclusive of employer taxes	1,662	(8,671)	(41,217)	(46,401)
Restructuring costs	(879)	—	(3,829)	(1,640)
Operating income	$94,525	$80,573	$298,944	$296,590

1) Includes the quarterly results of the partially-owned consolidated subsidiary prior to the sale of this partially-owned consolidated subsidiary to a third party in the first fiscal quarter of 2023.

BIO-TECHNE CORPORATTON

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	QUARTER		YEAR
	ENDED		ENDED
	6/30/2023	6/30/2022	6/30/2023	6/30/2022
Net earnings attributable to Bio-Techne	$75,484	$61,524	$285,263	$272,051
Net interest expense (income)	2,668	2,317	7,805	10,515
Depreciation and amortization	26,923	25,866	107,238	101,069
Income taxes (benefit)	12,832	17,137	53,217	38,287
EBITDA attributable to Bio-Techne	117,907	106,844	453,523	421,922
Costs recognized upon sale of acquired inventory	-	-	400	1,596
Acquisition related expenses and other	(477)	354	(9,147)	(18,694)
Amortization of Wilson Wolf intangible assets and acquired inventory	2,805	—	2,805	—
Eminence impairment	—	—	—	18,715
Gain on sale of partially-owned consolidated subsidiaries	—	—	(11,682)	—
Stock-based compensation, inclusive of employer taxes	(1,662)	8,671	41,217	46,401
Restructuring costs	879	-	3,829	1,640
Investment (gain) loss and other	682	359	(37,646)	(16,171)
Impact of partially-owned consolidated subsidiaries1)	—	(527)	(241)	(6,277)
Adjusted EBITDA	$120,134	$115,701	$443,058	$449,132

1)	Net earnings attributable to Bio-Techne excludes non-controlling interest of approximately 43% of the GAAP net earnings or loss for Eminence. To prevent double-counting the non-controlling interest component within our Adjusted EBITDA calculation, the amount accounts for both the non-controlling interest within the GAAP metric and the impact of partially-owned consolidated subsidiaries within our Non-GAAP adjusted consolidated net earnings table.

BIO-TECHNE CORPORATION

CONDENSED CASH FLOW

(In thousands)

(Unaudited)

	YEAR
	ENDED
	6/30/2023	6/30/2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$285,442	$263,099
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	107,238	101,069
Costs recognized on sale of acquired inventory	400	1,596
Deferred income taxes	(29,567)	6,816
Stock-based compensation expense	39,230	42,183
Gain on sale of CCXI investment	(37,176)	—
Fair value adjustment to available-for-sale investments	(472)	(15,002)
(Gain) loss on equity method investment	1,143	—
Contingent consideration payments - operating	—	(3,300)
Fair value adjustment to contingent consideration payable	(12,100)	(20,400)
Asset impairment restructuring	—	546
Eminence impairment	—	18,715
Gain on sale of Eminence	(11,682)	—
Other operating activities	(88,063)	(70,050)
Net cash provided by (used in) operating activities	254,393	325,272
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(38,244)	(44,908)
Acquisitions, net of cash acquired	(101,184)	—
Investment of forward purchase contract	—	(25,000)
Investment in Wilson Wolf	(232,000)	—
Proceeds from sale of Eminence	17,824	—
Proceeds from sale of CCXI investment	73,219	—
Other investing activities	14,736	(26,943)
Net cash provided by (used in) investing activities	(265,649)	(96,851)
CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividends	(50,285)	(50,185)
Proceeds from stock option exercises	29,813	77,155
Long-term debt activity, net	94,000	(85,500)
Contingent consideration payments - financing	—	(700)
Share repurchases	(19,562)	(160,950)
Taxes paid on RSUs and net share settlements	(28,893)	(23,461)
Other financing activity	(2,457)	788
Net cash provided by (used in) financing activities	22,616	(242,853)
Effect of exchange rate changes on cash and cash equivalents	(3,356)	(12,092)
Net increase (decrease) in cash and cash equivalents	8,004	(26,524)
Cash and cash equivalents at beginning of period	172,567	199,091
Cash and cash equivalents at end of period	$180,571	$172,567